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[JPMorgan LOGO]                           Preliminary Structural and Collateral Term Sheet
                                          $990,000,000 (approximate) of Senior Certificates
                                                            Chase 2006-S2
                                         Mortgage Pass-Through Certificates, Series 2006-S2
                                                                                                                          09/11/2006

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     FEATURES OF THE TRANSACTION                                                 PRELIMINARY MORTGAGE POOL DATA - 30 YEAR
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                                                                                                                     POOL 1
- Offering consists of approximately $.99bn of Senior Certificates                                                  AGGREGATE
  rated AAA by 3 of the Rating Agencies;                            Collateral Type                           30YR 6.25% PASS-THRU
  S&P, Moody's, Fitch                                               Outstanding Principal Balance                  531,000,000
- The Amount of Senior Certificates is approximate and may vary.    Number of Contributing Mortgage Loans              873
- Multiple pools of Mortgage Loans will collateralize the           Average Original Balance                         641,166
  transaction.                                                      Weighted Average Gross Coupon                    6.817%
                                                                    Weighted Average Maturity                          359
                                                                    Weighted Average Seasoning                          1
                                                                    Weighted Average Loan-to-Value                     70%
                                                                    Weighted Average FICO Score                        742
                                                                    Geographic Distribution                      NY(28%),CA(19%)
                                                                    Owner Occupied                                     94%
                                                                    Purpose-Cash Out                                   22%
                                                                    Conforming                                         0%
                                                                    Interest Only                                      18%
                                                                    Primary Servicer                          Chase Mortgage(100%)

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                             KEY TERMS                                           PRELIMINARY MORTGAGE POOL DATA - 30 YEAR
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Issuer :                                Chase Trust Series 2006-S2                                                     POOL 2
Underwriter :                          J.P.Morgan Securities, Inc.                                                   AGGREGATE
Depositor :                     Chase Mortgage Finance Corporation  Collateral Type                             30 YR 6.0% PASS-THRU
Master Servicer:                       (Wells Fargo or US Central)  Outstanding Principal Balance                   495,775,871
Trustee:                                  U.S. Bank National Assoc  Number of Contributing Mortgage Loans               767
Type of Issuance:                                           Public  Average Original Balance                          649,979
Servicer Advancing:                 Yes, Subject to Recoverability  Weighted Average Gross Coupon                      6.685%
Compensating Interest:                            Paid, But Capped  Weighted Average Maturity                           357
Clean-Up Call / Optional Termination:            10% clean-up call  Weighted Average Seasoning                           3
Legal Investment:                     The Senior  Certificates are  Weighted Average Loan-to-Value                      70%
                                     SMMEA Eligible at Settlement.  Weighted Average FICO Score                         743
ERISA Eligible:                        The Senior Certificates are  Geographic Distribution                       CA(27%),NY(22%)
                         ERISA eligible subject to limitations set  Owner Occupied                                      93%
                         forth in the final prospectus supplement.  Purpose-Cash Out                                    25%
Tax Treatment:                                               REMIC  Conforming                                          10%
Structure:                 Senior/Subordinate w/ Shifting Interest  Interest Only                                       30%
                    and Subordinate Certificate Prepayment Lockout  Primary Servicer                           Chase Mortgage (100%)
Expected Subordination Level                       3.75% +/- 0.75%
Rating Agencies:                                2 of S&P, Moody's,
                                                       Fitch, DBRS
Registration:                            Senior Certificates - DTC

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                      TIME TABLE (APPROXIMATE)                                        JPMSI WHOLE LOAN TRADING DESK
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Expected Settlement                                        9/29/06               JOHN HORNER
Cut-Off Date                                                9/1/06                DAN LONSKI
First Distribution Date                                   10/25/06           RUSLAN MARGOLIN                        212-834-2499
Distribution Date                        25th or Next Business Day             STEVEN PALMER  BRIDGET BYRNES
                                                                                MARC SIMPSON  THOMAS PANAGIS
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